EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
United PanAm Financial Corporation

We consent to the incorporation by reference in the registration statement on Form S-8 of United PanAm Financial Corporation filed on November 12, 2002 of our report dated January 29, 2001, with respect to the consolidated statements of financial condition of United PanAm Financial Corporation as of December 31, 2001 and 2000, and the related consolidated statements of operations, comprehensive income, changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2001, which report appears in the December 31, 2001, annual report on form 10-K of United PanAm Financial Corporation.

/s/ KPMG LLP

Los Angeles, California
November 12, 2002